Exhibit 10.6

                     UNOCAL NONQUALIFIED RETIREMENT PLAN C1
                               (February 8, 2005)

The Unocal Nonqualified Retirement Plan C1 (the "Plan") replaces Unocal Nonqualified Retirement Plan "C" for benefits in Unocal Nonqualified Retirement Plan C that were transferred to the Plan effective January 1, 2005 with regard to persons who were Employees on or after January 1, 2005.

The Plan is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

The Plan is intended to comply with the provisions of the American Jobs Creation Act of 2004, Public Law Number 108-357 which added Section 409A to the Internal Revenue Code. To the extent that guidance from the United States Treasury and the United States Internal Revenue Service has not been issued, the Plan will be operated in accordance with a reasonable, good-faith interpretation of Section 409A and its purpose, including the legislative history.

Article 1- Eligibility

The Employee shall be eligible if each of the following provisions is satisfied:

1.1  The Employee is a Member of the Unocal Retirement Plan;

1.2 The Employee's salary grade classification with an Employer is M04, T06, or above;

1.3 At the time of the Employee's separation from service with an Employer, the Employee had at least five years of Benefit Service under the Unocal Retirement Plan or the Employee is entitled to a vested right to his or her Accrued Benefit under the Unocal Retirement Plan as a result of a Change of Control; and

1.4 At the time of the Employee's separation from service with an Employer, the Employee had received a Qualifying Incentive Plan Award ("Incentive Award") within the ten-year period used in determining Final Average Monthly Pay.

Article 2 - Benefit

2.1. The amount of the Employee's monthly benefit shall be equal to the excess, if any, of:

     1. The amount of the monthly benefit that would have been payable under the Unocal Retirement Plan, without regard to the limitations imposed by the Internal Revenue Service under Sections 415 and 401(a)(17) of the Code (including without limitation any enhanced benefit that would have been payable as a result of a Termination of Employment following a Change of Control) if, for all purposes thereunder, (1) Final Average Monthly Pay had included one-thirty-sixth (1/36) of the sum of the highest three calendar year Qualifying Incentive Plan Awards included in Earnings during the 120-month period ending on the
          Member's date of separation from service (for this purpose any Qualifying Incentive Plan Award (whether or not consecutive) received after separation from service shall also be included) (the "Alternative Incentive Pay Component"), in lieu of the Qualifying Incentive Plan Award component included in the actual computation of Final Average Monthly Pay, and (2) Earnings had included the amounts the Employee elected to defer under the Unocal Deferred Compensation Plan (but not interest, dividends, or gains in the value of such deferrals while in the Deferred Compensation Plan or payments from the Deferred Compensation Plan) which were not included in Earnings and which, but for such deferral, would have been included in Earnings, over

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     2.   The sum of monthly benefits actually payable under Unocal Nonqualified
          Retirement Plan A1, Unocal Nonqualified Retirement Plan "B1, and the Unocal Retirement Plan.

          For purposes of calculating the monthly benefit under Article 2.1.1., the Employee's Final Average Monthly Pay shall be computed using the Alternative Incentive Pay Component notwithstanding that for purposes of the Unocal Retirement Plan, Final Average Monthly Pay may be determined with reference to a 12 month period pursuant to the Change of Control provisions of the Unocal Retirement Plan, if in effect and applicable to the Employee.

2.2 Notwithstanding any provision in this Plan, in the event that: (1) it shall be determined that any benefit or payment under the Plan is a "parachute payment" (within the meaning of Section 280G of the Code) which is subject to the excise tax imposed by Section 4999 of the Code ("Excise Tax"), (2) the Employee is not entitled (pursuant to an employment or other agreement) to receive a "gross up" payment to provide the Employee with additional compensation to offset the impact of the Excise Tax (a "Gross Up Arrangement"), and (3) the Employee would receive a greater net after-tax benefit if such Employee's aggregate benefits and payments from the Company and its affiliates, whether under the Plan or otherwise, were reduced to a level which does not exceed the greatest amount that could be paid to the Employee without giving rise to Excise Tax (the "Reduced Amount"), then the Employee's benefits or payments under the Plan shall be reduced as determined by the Company so the benefits or payments under the Plan when aggregated with all benefits and payments from the Company and its affiliates do not exceed the Reduced Amount. The Employee's net after-tax benefit shall be determined after application of the Excise Tax, all federal, state and local income taxes and payroll or other taxes, and by including all benefits and payments from the Company and its affiliates which are treated as "parachute payments" and included in determining liability for the Excise Tax. The determination of the applicability of the Excise Tax and the Reduced Amount shall be made by the Company in good faith, provided that with respect to an Employee who is subject to Gross Up Arrangement or other contract or agreement that provides procedures for determining the existence of an Excise Tax, the procedures in such Gross Up Arrangement, contract or agreement shall apply. If the benefits or payments under the Plan are to be reduced to the Reduced Amount and the Employee receives other benefits or payments treated as "parachute payments" and included in determining liability for the Excise Tax, the Company may allocate such portion of the reduction amount to the benefits and payments under the Plan as it deems appropriate.

Article 3 - Form and Time of Payment

3.1 Benefits under this Plan shall commence at the same time as benefits under the Unocal Retirement Plan, except that benefits paid under this Plan in installment payments shall commence on the date that installment payments are elected to commence subject to Article 3.4 and except that distributions to a Key Employee shall not commence until the earlier of least six months after the Employee's retirement or six months after the Employee's death. Interest in an amount allowed by law as determined by the Union Oil Company of California Treasury Department shall accrue to such distribution during the six-month waiting period. Benefits under this Plan shall, in addition to any Iimits imposed herein, be subject to the provisions of the Unocal Retirement Plan, except as specifically provided otherwise by this Plan.

3.2. An eligible Employee may elect to receive payments under this Plan under any of the forms of payments available under the Unocal Retirement Plan, except the Five Years Certain Life Annuity Form and the Ten Years Certain Life Annuity Form, with respect to his or her benefit under this Plan. For purposes of this Plan, the Lump Sum Cash Settlement Form is referred to as a single sum cash payment. Such election shall also apply with respect to amounts payable subsequent to retirement when an Incentive Award received subsequent to retirement results in an increased benefit hereunder.

3.3 The forms of payment under this Plan shall be subject to the terms, conditions and actuarial adjustments applicable to such forms of payment under the Unocal Retirement Plan.

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3.4  Notwithstanding  the  foregoing,  an  Employee  may elect,  subject to such dates, terms, and conditions as the Company deems appropriate, to receive the single sum cash payment amount, as determined above, payable in up to ten annual cash installments. No interest shall accrue or be credited to such payments or amounts.

3.5 An eligible Employee may elect a method of distribution within 30 days after such employee first becomes eligible to participate in the Plan. An eligible Employee may change an elected distribution method by making a subsequent timely election, at any time that is not later than twelve months prior to the Employee's retirement date.

3.6 If an Employee does not make a timely election of the form of payment of benefits, then benefits under this Plan will be paid as a single sum cash payment unless the Employee makes a timely and proper election to change the distribution method.

     An election to change a distribution method (or the single sum cash payment if no distribution election has been made) (1) May not take effect for at least twelve months, (2) Must provide for an additional deferral of at least five years in the case of a payment that is not attributable to death, disability, or unforeseeable emergency, and (3) Must be made at least twelve months before the date of the first scheduled payment if the election relates to distributions at a specified time or pursuant to a fixed schedule.

3.7 The time or schedule of a payment under the plan cannot be accelerated except: (1) as necessary to fulfill a domestic relations order, (2) to comply with a certificate of divestiture (as defined in Internal Revenue Code Section 1043(b)(2)), or (3) for a cash-out of an amount of not greater than $10,000 to a former Employee.

     Regarding such cashouts, the payment must be a payment of the Employee's entire interest in the Plan and the payment must be made on or before the later of (A) December 31 of the calendar year in which occurs the Employee's separation of service, or (B) the date 2 1/2 months after the Employee's separation from service.

3.8 If any provision of this Plan causes Plan benefits to be includable for federal income tax purposes in the gross income of an Employee (or beneficiary) prior to actual payment of such Plan benefits to the Employee (or beneficiary), the Company shall pay such Plan benefits to the Employee (or beneficiary) upon a final determination to such effect, notwithstanding any other provision of this Plan to the contrary.

3.9 The Spouse (or other beneficiary) of an Employee may be entitled to benefits in the event of the death of the Employee.

     1. If the Employee dies prior to commencement of payment of benefits, a benefit shall be payable only to the Employee's Spouse and only if the Spouse has been married to the Employee for a period of at least one year on the date of the Employee's death. The amount of the benefit payable to the Employee's eligible Spouse shall equal the amount that would be paid from the Unocal Retirement Plan under the Spouse's Annuity Benefit, the Special Spouse's Benefit, the Spouse's Benefit, or the Spouse's Employee-Equivalent Benefit, provided that the eligibility requirements under the Unocal Retirement Plan have been met for the elected benefit, with the calculation based on the Member's benefit under Article 2.1 and Article 2.2 of this Plan. Benefits under this Plan will commence at the same time as benefits under the Unocal Retirement Plan. If a Spouse elects to receive the Spouse's Employee-Equivalent Benefit, the Spouse may elect, subject to such dates, terms, and conditions as the Company deems appropriate, to receive such benefit payable in up to ten annual cash installments. No interest shall accrue or be credited to such payments. No other benefit shall be payable to any other person or entity in the event that a benefit is paid under this Article 3.9.1.

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     2.   If the Employee dies after  commencement  of payment of benefits,  the amount, timing, and form of the benefit payments under this Plan shall be in accordance with the Employee's election of form of payment under this Plan.

          a. If the Employee elected installment payments or the Ten Equal Annual Installments, the Spouse (or beneficiary) will receive one payment in an amount equal to the remaining payments.

          b.   If the  Employee  elected  a Joint  and  Survivor  Life  Annuity,
               payments   will  continue  for  the  life  of  the  Spouse  (with
               appropriate reduction based on the Employee's election).

          c. If the Employee elected the Single Life Annuity, no benefit will be paid from this Plan to the Spouse (or beneficiary).

          No other benefit shall be payable to any other Beneficiary or entity in the event that a benefit is paid under this Article 3.9.2..

Article 4 - Administration and Termination

4.1 Union Oil Company of California shall administer the Plan. Such responsibilities shall be carried out through its corporate officers and employees acting in their capacities as officers and employees and not as fiduciaries.

4.2 The Board of Directors may terminate or amend any or all of the provisions of or add provisions to this Plan at any time, provided that it is the Board of Director's intent that such termination and amendments comply with applicable law. However, no termination or amendment of this Plan shall reduce or adversely affect a benefit then being paid under this Plan,. After a Change of Control, the Plan may not be amended to eliminate or modify the right of an Employee (or beneficiary) to receive a single sum cash payment of his or her benefits pursuant to Article 3.

4.3 Except for a domestic relations order, no Employee, beneficiary or joint annuitant may assign, transfer, hypothecate, encumber, commute or anticipate his or her interest in any benefits under this Plan. Interests and payments under this Plan are to be free from voluntary or involuntary assignment, and judicial levy and execution to the full extent permissible under applicable law.

4.4 Payments under this Plan shall be made from the general funds of the Company or an Employer or from a grantor (rabbi) trust established by the Company or Union Oil Company of California, unless otherwise provided for by the Board of Directors.

4.5 The Unocal Retirement Plan Committee shall have sole discretion regarding interpretation of this Plan and making factual determinations. Unless defined below or otherwise indicated, capitalized or quoted materials refer to the meanings and definitions under the Unocal Retirement Plan. Any questions that arise as to the rights to and amount of any benefits under this Plan or as to the interpretation of any of its provisions shall be determined by said Committee.

4.6 Nothing in this Plan shall give any person a right to remain in the employment of the Employer or affect the right of the Employer to modify or terminate the employment of an Employee at any time, with or without cause.

4.7 Any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator who is a retired judge of a Federal or California state court shall be appointed pursuant to the AAA Commercial Arbitration Rules, and the arbitrator shall determine the arbitration procedures.

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     Any award  pursuant  to such  arbitration  shall be  included  in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award. Any such award shall be deemed final and binding and may be
     entered  and   enforced  in  any  state  or  federal   court  of  competent
     jurisdiction. The arbitrator shall interpret the Plan in accordance with the laws of California. The arbitrator shall be authorized to award reasonable attorney's fees and other arbitration-related costs to a Participant or his or her beneficiary if an award is made in favor of the Participant or beneficiary. The award shall be limited to Plan benefits at issue, reasonable attorneys' fees and arbitration-related costs.

4.8 The Plan shall not be terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity. The Plan shall be binding upon and inure to the benefit of any successor of the Company provided, however, that the Company or its successor may terminate the Plan, in whole or in part, at such time as it may determine in its sole discretion. Upon such termination, all affected Employees shall become fully vested in the benefits payable hereunder

Article 5 - Definitions

5.1  "Board of Directors" - The Board of Directors of Unocal Corporation.

5.2 "Change of Control" - For time of payment purposes, a Change of Control as defined by Internal Revenue Service Notice 2005-1 and prior or subsequent related guidance by the Internal Revenue Service or the Department of the Treasury. For vesting purposes, a Change of Control as defined by the Unocal Retirement Plan.

5.3  "Company" - Unocal Corporation.

5.4 "Deferred Compensation Plan" - The Unocal Deferred Compensation Plan, including any successor plan.

5.5 "Employee" - A person who is in the employment of an Employer on or after January 1, 2005.

5.6 "Employer" - Unocal Corporation, Union Oil Company of California and any other subsidiary or affiliate of the Company that is a Participating Company in the Unocal Retirement Plan.

5.7 "Key Employee" - An Employee who is a "Key Employee" as defined by the JOBS Act, including Internal Revenue Service Notice 2005-1 and prior or subsequent related guidance by the Internal Revenue Service or the Department of the Treasury.

5.8 "Law" - The Plan shall be governed by and construed in accordance with the laws of the State of California to the extent that United States federal law is inapplicable..

5.9  "Plan" - Unocal Nonqualified Retirement Plan "C1."

5.10 "Qualifying   Incentive   Plan"  -  Means  the  Unocal  Revised   Incentive
     Compensation Plan, the Unocal Global Trade Trader and Support Incentive Plan and the New Ventures Incentive Compensation Program.

5.11 "Qualifying Incentive Plan Award" - Means an annual award under a Qualifying Incentive Plan other than awards which are team, project or special awards. Such annual awards shall be included on the date the annual award was payable, regardless of whether or not the annual award was deferred. A Qualifying Incentive Plan Award shall not include any portion of any enhancement resulting from an election to defer such an annual award.

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